Exhibit 4.77

(English Translation)

Supplementary Agreement to the Operating Agreement and its Supplementary

Agreement

This Supplementary Agreement to the Operating Agreement and its Supplementary Agreement (the “Agreement”) is entered into as of August 26, 2011 in Beijing by the following parties:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

Party B:	Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

Party C:	Robin Yanhong Li

Party D:	Haoyu Shen

Party E:	Zhan Wang

WHEREAS,

1.	Pursuant to the Operating Agreement and its Supplementary Agreement among Parties A, B, C and D (collectively referred to as the “Original Agreement”), the parties have agreed on the operating matters of Parties A and B, and the respective rights and obligations of Parties C and D as the shareholders of Party B.

2.	With Party A’s consent, Party D intends to transfer her equity interest in Party B to Party E (the “Share Transfer”).

3.	Upon the completion of the Share Transfer, Party E agrees to assume all the rights and obligations of Party D under the Original Agreement. All the parties to the Original Agreement accepted such an arrangement and agreed to restated the Original Agreement.

NOW THEREFORE, the parties agree as follows:

1.	The parties agree that, upon Party B’s completion of the amendment registration of the Share Transfer with the industrial and commercial authorities, which is the date when Party E is officially registered with the industrial and commercial authorities as a shareholder of Party B (the “Transfer Effective Date”), (1) Party E shall automatically replace Party D to be a party to the Original Agreement, and assume all the rights and obligations of Party D under the Original Agreement according to the terms and conditions of the Original Agreement); (2) Accordingly, Party D shall not enjoy any right or undertake any obligation under the Original Agreement.

2.	The paries agree and confirm that, this Agreement shall automatically constitute an amendment ot the Original Agreement upon the Transfer Effective Date. Parties A, B, C and E may enter into a separate agreement pursuant to the amendment to the Original Agreement made hereunder so as to restate the rights and obligations of Parties A, B, C and E if they consider necessary.

3.	This Agreement shall become effective upon the execution of the parties.

4.	Section 12 of the Original Agreement shall apply to the dispute resolution of this Agreement.

5.	This Agreement shall be executed in five originals, each party holding one original. All the originals shall have the same legal effect.

[Signature page below]

[No text on the signature page]

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Authorized representative:	/s/ Haoyu Shen
Company seal:	(with the company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)

Party B:	Baidu Netcom Science Technology Co., Ltd.
Authorized representative:	/s/ Authorized representative
Company seal:	(with the company seal of Baidu Netcom Science Technology Co., Ltd.)

Party C:	Robin Yanhong Li
Signature:	/s/ Robin Yanhong Li

Party D:	Haoyu Shen
Signature:	/s/ Haoyu Shen

Party E:	Zhan Wang
Signature:	/s/ Zhan Wang

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